Exhibit 99.1

FOR:	AMREP Corporation

850 West Chester Pike, Suite 205

Havertown, PA 19083

CONTACT:	Adrienne M. Uleau

Vice President, Finance and Accounting

(610) 487-0907

AMREP REPORTS SECOND QUARTER FISCAL 2024 RESULTS

Havertown, Pennsylvania, December 11, 2023 – AMREP Corporation (NYSE:AXR) today reported net income of $1,108,000, or $0.21 per diluted share, for its 2024 fiscal second quarter ended October 31, 2023 compared to net income of $3,621,000, or $0.68 per diluted share, for the same period of the prior year. For the first six months of 2024, AMREP had net income of $2,454,000, or $0.46 per diluted share, compared to net income of $5,533,000, or $1.04 per diluted share, for the same period of 2023. Revenues were $8,854,000 and $19,143,000 for the second quarter and first six months of 2024 and $16,149,000 and $26,856,000 for the second quarter and first six months of 2023.

More information about the Company’s financial performance may be found in AMREP Corporation’s financial statements on Form 10-Q which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended October 31,
	2023	2022
Revenues	$8,854,000	$16,149,000

Net income	$1,108,000	$3,621,000
Earnings per share – basic	$0.21	$0.69
Earnings per share – diluted	$0.21	$0.68

Weighted average number of common shares outstanding – basic	5,301,000	5,281,000
Weighted average number of common shares outstanding – diluted	5,339,000	5,307,000

	Six Months Ended October 31,
	2023	2022
Revenues	$19,143,000	$26,856,000

Net income	$2,454,000	$5,533,000
Earnings per share – basic	$0.46	$1.05
Earnings per share – diluted	$0.46	$1.04

Weighted average number of common shares outstanding – basic	5,296,000	5,277,000
Weighted average number of common shares outstanding – diluted	5,333,000	5,302,000